Exhibit 99.77Q1
AMENDED INVESTMENT MANAGEMENT AGREEMENT
AMENDED AGREEMENT made as of June 24, 2016, by and between Midas Series Trust, a Delaware statutory trust (the "Trust"), and Midas Management Corporation, a Delaware corporation (the "Investment Manager").
WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company and has established several separate series of shares ("Series") with each Series having its own assets and investment policies; and
WHEREAS, the Trust desires to retain the Investment Manager to furnish certain investment advisory and portfolio management services to each Series listed in Schedule A attached hereto, and to such other Series of the Trust hereinafter established as agreed to from time to time by the parties, evidenced by an addendum to Schedule A (hereinafter "Series" shall refer to each Series which is subject to this Agreement and all agreements and actions described herein to be made or taken by the Trust on behalf of the Series), and the Investment Manager desires to furnish such services;
NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed between the parties hereto as follows:
1.
Each Series hereby employs the Investment Manager to manage the investment and reinvestment of its assets, including the regular furnishing of advice with respect to each Series' portfolio transactions subject at all times to the control and oversight of the Trust's Board of Trustees (the "Investment Advisory Services"), for the period and on the terms set forth in this Agreement. The Investment Manager hereby accepts such employment and agrees during such period to render the Investment Advisory Services and, if requested, any other services contemplated herein and to assume the obligations herein set forth, for the compensation herein provided. The Investment Manager shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Series in any way, or otherwise be deemed an agent of the Trust or the Series.

2.	Each Series assumes and shall pay all the expenses required for the conduct of its business including, but not limited to:

 a.  fees of the Investment Manager;

 b. fees and commissions in connection with the purchase and sale of portfolio securities for the Series;

 c. costs, including the interest expense, of borrowing money;

 d. fees and premiums for the fidelity bond required by Section 17(g) of the 1940 Act, or other insurance;

 e. taxes levied against the Series and the expenses of preparing tax returns and reports;

 f. auditing fees and expenses;

 e. legal fees and expenses (including reasonable fees for legal services rendered to the Series by the Investment Manager or its affiliates);

h.
salaries and other compensation of (1) any of the Trust's officers and employees who are not officers, trustees, stockholders or employees of the Investment Manager or any of its affiliates, and (2) the Trust's chief compliance officer to the extent determined by those trustees of the Trust who are not interested persons of the Investment Manager or its affiliates (the "Independent Trustees");

i.
fees and expenses incidental to trustee and shareholder meetings of the Trust or the Series, the preparation and mailings of proxy material, prospectuses, and reports of the Series to its shareholders, the filing of reports with regulatory bodies, and the maintenance of the Trust's legal existence;

j.	costs of the registration of shares of the Series with Federal and state securities authorities (and maintenance of such registration);
k.	payment of dividends;
l.	costs of share certificates;
m.	fees and expenses of the Independent Trustees;
n.
fees and expenses for accounting, administration, bookkeeping, broker/dealer record keeping, clerical, compliance, custody, dividend disbursing, reports providing and fulfillment of requests for Series information, proxy soliciting, securities pricing, registrar, and transfer agent services (including costs and out-of-pocket expenses payable to the Investment Manager or its affiliates for such services);

o.	costs of necessary office space rental and Trust/Series web site development and maintenance;
p.	costs of membership dues and charges of investment company industry trade associations;
q.
such non-recurring expenses as may arise, including, without limitation, actions, suits or proceedings affecting the Trust and the Series and the legal obligation which the Trust or the Series may have to indemnify its officers and trustees or settlements made; and

r.
any and all organizational expenses of the Trust or a Series paid by the Investment Manager, which shall be reimbursed by the Trust at such time or times agreed to by the Trust and/or such Series and the Investment Manager.

3.
The Investment Manager shall supply the Series and the Board of Trustees with reports and statistical data, as reasonably requested. In addition, if requested by the Trust's Board of Trustees, the Investment Manager or its affiliates may provide services to the Trust or Series such as, without limitation, accounting, administration, bookkeeping, broker/dealer record keeping, clerical, compliance, custody, dividend disbursing, fulfillment of requests for Series information, proxy soliciting, securities pricing, registrar, and transfer agent services. Any reports, statistical data, and services so requested, or approved by the Board of Trustees, and supplied or performed will be for the account of the applicable Series and the costs and out-of-pocket charges of the Investment Manager and its affiliates in providing such reports, statistical data or services shall be paid by that Series, subject to periodic reporting to and examination by the Independent Trustees.

4.
The Investment Manager may, but shall not be obligated to, pay or provide for the payment of expenses which are primarily intended to result in the sale of the Series' shares or the servicing and maintenance of shareholder accounts, including, without limitation, payments for: advertising, direct mail and promotional expenses; compensation and expenses, including overhead and telephone and other communication expenses, of the Investment Manager and its affiliates, the Series, and selected dealers and their affiliates who engage in or support the distribution of shares or who service shareholder accounts; fulfillment expenses including the costs of printing and distributing prospectuses, statements of additional information, and reports for other than existing shareholders; the costs of preparing, printing and distributing sales literature and advertising materials; and internal costs incurred by the Investment Manager and its affiliates and allocated to efforts to distribute shares of the Series such as office rent and equipment, employee salaries, employee bonuses and other overhead expenses.  Such payments may be for the Investment Manager's own account or may be made on behalf of a Series pursuant to a written agreement relating to a plan of distribution of the Series pursuant to Rule 12b-1 under the 1940 Act.

5.
The services of the Investment Manager are not to be deemed exclusive, and the Investment Manager shall be free to render similar services to others in addition to the Trust and the Series so long as its services hereunder are not impaired thereby.

6.
The Investment Manager shall create and maintain all necessary books and records in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act and the rules thereunder, as the same may be amended from time to time, pertaining to the Investment Advisory Services and other services, if any, performed by it hereunder and not otherwise created and maintained by another party pursuant to a written contract with the Trust. Where applicable, such records shall be maintained by the Investment Manager for the periods and in the places required by Rule 31a-2 under the 1940 Act. The books and records pertaining to a Series which are in the possession of the Investment Manager shall be the property of the Series and shall be surrendered promptly upon the Series' request, and the Series shall have access to such books and records at all times during the Investment Manager's normal business hours. Upon the reasonable request of the Series, copies of any such books and records shall be promptly provided by the Investment Manager to the Series or the Series' authorized representatives. The Investment Manager shall keep confidential any information obtained in connection with its duties hereunder; provided, however, if the Series has authorized and directed certain disclosure or if such disclosure is expressly required or lawfully requested by applicable Federal or state regulatory authorities or otherwise, the Series shall reimburse the Investment Manager for its expenses in connection therewith, including the reasonable fees and expenses of the Investment Manager's outside legal counsel.

7.
For the Investment Advisory Services provided to the Series pursuant to this Agreement, each Series will pay to the Investment Manager, and the Investment Manager will accept as full compensation therefor, an annual fee as set out in Schedule B to this Agreement.  The management fee shall accrue on each calendar day, and shall be payable monthly on or before the tenth (10th) day of each calendar month. The daily fee accruals shall be computed by multiplying the fraction of one divided by the number of days in the calendar year by the applicable annual management fee rate (as set forth in Schedule B hereto) and multiplying this product by the net assets of the Series, determined in the manner established by the Board of Trustees, as of the close of business on the last preceding business day on which the Series' net asset value was determined. Such fees shall be reduced as required by expense limitations imposed upon the Series by any state in which shares of the Series are sold. Reductions shall be made at the time of each monthly payment on an estimated basis, if appropriate, and an adjustment to reflect the reduction on an annual basis shall be made, if necessary, in the fee payable with respect to the last month in any calendar year of the Series. The Investment Manager shall within ten (10) days after the end of each calendar year refund any amount paid in excess of the fee determined to be due for such year.

If this Agreement shall become effective subsequent to the first day of a month, or shall terminate before the last day of a month, the Investment Manager's compensation for such fraction of the month shall be determined by applying the applicable annual management fee rate (as set forth in Schedule B hereto), to the Series' net assets during such fraction of a month (calculated on an average daily basis if such fraction of a month is less than a week) and in the proportion that such fraction of a month bears to the entire month.

8.
The Investment Manager shall direct portfolio transactions to broker/dealers for execution on terms and at rates which it believes, in good faith, to be reasonable in view of the overall nature and quality of services provided by a particular broker/dealer, including brokerage and research services. Subject to the foregoing and applicable laws, rules and regulations, the Investment Manager may also allocate portfolio transactions to broker/dealers that remit a portion of their commissions as a credit against Series expenses. With respect to brokerage and research services, the Investment Manager may consider in the selection of broker/dealers brokerage or research provided and payment may be made of a fee higher than that charged by another broker/dealer which does not furnish brokerage or research services or which furnishes brokerage or research services deemed to be of lesser value, so long as the criteria of Section 28(e) of the Securities Exchange Act of 1934, as amended, or other applicable laws are met. Although the Investment Manager may direct portfolio transactions without necessarily obtaining the lowest price at which such broker/dealer, or another, may be willing to do business, the Investment Manager shall seek the best value for the Series on each trade that circumstances in the marketplace permit, including the value inherent in ongoing relationships with quality brokers. To the extent any such brokerage or research services may be deemed to be additional compensation to the Investment Manager from the Series, it is authorized by this Agreement. The Investment Manager may place brokerage for the Series through an affiliate of the Investment Manager, provided that such brokerage be undertaken in compliance with applicable law. The Investment Manager's fees under this Agreement shall not be reduced by reason of any commissions, fees or other remuneration received by such affiliate from the Series.

9.
Subject to and in accordance with the Certificate of Trust or similar document (the "Charter"), Trust Instrument or Articles of Incorporation and Bylaws of the Trust and of the Investment Manager, it is understood that trustees, officers, agents and shareholders of the Trust are or may be interested in the Trust as trustees, officers, shareholders and otherwise, that the Investment Manager is or may be interested in the Trust as a shareholder or otherwise and that the effect and nature of any such interests shall be governed by law and by the provisions, if any, of said Charter, Trust Instrument or Articles of Incorporation, or Bylaws.

10.
This Agreement shall become effective upon the date hereinabove written with respect to each Series listed in Schedule A on that date and, unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the above written date. With respect to each Series added by the execution of an Addendum to Schedule A, the term of this Agreement shall begin on the date of such execution and, unless sooner terminated as provided herein, this Agreement shall remain in effect for two years following the date of execution.  Thereafter, in each case, this Agreement shall continue in effect with respect to each Series automatically for successive periods of twelve months each, subject to the termination provisions and all other terms and conditions hereof, provided that such continuance with respect to a Series is specifically approved at least annually (a) by a vote of a majority of the Trustees of the Trust or by vote of the holders of a majority of the Series' outstanding voting securities, as defined in the 1940 Act, and (b) by a vote of a majority of the Trustees of the Trust who are not parties to this Agreement, or interested persons of such parties. This Agreement may be terminated without penalty at any time either by vote of the Board of Trustees of the Trust or by a vote of the holders of a majority of the outstanding voting securities of the Series on 60 days' written notice to the Investment Manager, or by the Investment Manager on 60 days' written notice to the Series. Termination of this Agreement with respect to any given Series shall in no way affect the continued validity of this Agreement or the performance thereunder with respect to any other Series. This Agreement shall immediately terminate in the event of its assignment.

11.
The Investment Manager shall not be liable to the Series or any shareholder of the Series for any error of judgment or mistake of law or for any loss suffered by the Series or the Series' shareholders in connection with the matters to which this Agreement relates, but nothing herein contained shall be construed to protect the Investment Manager against any liability to the Series or the Series' shareholders by reason of a loss resulting from willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of obligations and duties under this Agreement.

This Agreement is made by each Series pursuant to authority granted by the Board of Trustees, and the obligations created hereby are not binding on any of the Trustees or shareholders of the Series individually, but bind only the property of that Series and no other.
12.
The Investment Manager shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, the Investment Manager shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto. Notwithstanding anything herein to the contrary, the Investment Manager shall have in place at all times a reasonable disaster recovery plan and program.

13.
As used in this Agreement, the terms "interested person," "assignment," and "majority of the outstanding voting securities" shall have the meanings provided therefor in the 1940 Act, and the rules and regulations thereunder.

14.
This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated thereunder.

15.
This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, with respect to the subject hereof, whether oral or written. If any provision of this Agreement shall be held or made invalid by a court or regulatory agency, decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement may be amended at any time, but only by written agreement between the Investment Manager and the Trust or Series, which amendment has been authorized by the Board, including the vote of a majority of the Independent Trustees and, where required by the 1940 Act, the shareholders of the Series.

IN WITNESS WHEREOF, the parties hereto have executed this Amended Agreement on the day and year first above written.

MIDAS MANAGEMENT CORPORATION

By: Thomas B. Winmill

MIDAS SERIES TRUST

By: John F. Ramírez

MANAGEMENT AGREEMENT
SCHEDULE A
SERIES OF MIDAS SERIES TRUST

Midas Magic
Midas Fund

Date: June 24, 2016

MANAGEMENT AGREEMENT
SCHEDULE B
RATE OF COMPENSATION BASED ON EACH SERIES' AVERAGE DAILY NET ASSETS

Series	Rate of Compensation Based on Average Daily Net Assets
Midas Magic
1.00% of net assets up to $10 million
0.875% of net assets over $10 million up to $30 million
0.75% of net assets over $30 million up to $150 million
0.625% of net assets over $150 million up to $500 million
0.50% of net assets over $500 million

Midas Fund
1.00% of net assets up to $200 million
0.95% of net assets over $200 million up to $400 million
0.90% of net assets over $400 million up to $600 million
0.85% of net assets over $600 million up to $800 million
0.80% of net assets over $800 million up to $1 billion
0.75% of net assets over $1 billion